Exhibit 5.1

[Letterhead of Wilson Sonsini Goodrich & Rosati, Professional Corporation]

July 14, 2004

Xenogen Corporation

860 Atlantic Avenue

Alameda, CA 94501

Re:	Xenogen Corporation Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 filed by Xenogen Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on April 2, 2004, as amended (File No. 333-114152) (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 4,500,000 shares of Company Common Stock (the “Shares”).

The Shares include an over-allotment option granted to the underwriters of the offering to purchase 675,000 Shares from the Company. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement filed as an exhibit thereto.

We have examined instruments, documents and records that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati